AGREEMENT BETWEEN LIENHOLDERS

     THIS AGREEMENT is made December 1, 1997, by and between Church Loans & Investments Trust (hereinafter "Lender"), having a notice address at 5305 I-40 West, Amarillo, Texas 79106, Colonial Trust Company, as Trustee for the benefit of the Bondholders of Senior Retirement Communities, Inc. (hereinafter "Trustee"), having a notice address at 5336 North 19th Avenue, Phoenix, Maricopa County, Arizona 85015, and SENIOR RETIREMENT COMMUNITIES, INC. of c/o The Arbor Group, L.L.C., 507 Trenton Street, West Monroe, Parish of Ouachita, Louisiana 71291 (hereinafter "Borrower").
     WHEREAS, Lender has committed to loan and intends to loan to Borrower the sum of $2,700,000.00 to be evidenced by a promissory note ("the Note") executed by Borrower payable to Lender and secured by a first lien mortgage against the real property of Borrower described on EXHIBIT "A" attached, as well as a security interest in and to certain personal property of Borrower, all of such real and personal property to be collateral for such loan and hereinafter collectively referred to as "the collateral;"
     WHEREAS, Lender may also make an interim construction loan to Borrower for two additional projects; one in Bossier City, Louisiana and one in Shreveport, Louisiana;
     WHEREAS, the purpose of the present note is to provide interim financing for the purposes of construction of the facility commonly referred to as Senior Retirement Communities, Inc., Ruston, Louisiana to be located on U.S. Highway 80, 1/4 mile east of Ruston, Louisiana; and the Note is to be paid off from part of the proceeds of a bond offering in the total amount of $9,000,000.00 ("the bonds") to be made by Borrower through MMR Investment

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Bankers, Inc. (hereinafter "MMR") and for which Trustee has agreed to serve as the Indenture Trustee pursuant to a Trust Indenture dated December 1, 1997 ("the Trust Indenture").

     WHEREAS, the balance of the bond proceeds are to be used for construction of the Bossier City, Louisiana and Shreveport, Louisiana projects or to payoff interim construction loans regarding such projects;
     WHEREAS, the bonds are to be secured by the same collateral as that securing the Note, as well as any other loan made by Lender to Borrower regarding the Bossier City, Louisiana and Shreveport, Louisiana projects and such liens securing the bonds are also to be a first lien of equal position and parity as the liens securing the Note as well as any future interim construction loans on the above mentioned projects;
     NOW, THEREFORE, IN CONSIDERATION of the mutual covenants and agreements herein contained, Lender, Trustee and Borrower do hereby agree as follows:
     1. Equity of Liens. The parties do hereby agree that Borrower shall execute one deed of trust or mortgage and security agreement and other collateral documents as may be required by Lender or Trustee for the benefit of both Lender and Trustee and that such collateral documents shall equally secure both the Note and the bonds. The Note and the bonds shall both be secured by first liens of equal position and parity and shall be governed by the provisions of the deed of trust, mortgage, security agreement, or other documents or instruments creating the same, as well as, the provisions of this Agreement as hereinafter set forth.
     2.  Definition of Indebtedness.  The indebtedness or loan as

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hereinafter referred to shall consist of both (i) the Note, and (ii) the bonds. The interest of Lender and Trustee in the indebtedness shall vary as their respective interests therein may from time to time appear.
     3. Application of Payments. The parties agree that the proceeds of the bonds will be used to pay the principal balance and accrued interest, to the extent available, of the Note. On the tenth (l0th) day of each calendar month during the term hereof, or more often at the Trustee's election, Trustee will deliver to Lender, for payment on the Note, all proceeds received from the sale of bonds, less brokerage fees and Trustee's fees, attorney's fees related hereto, other expenses related to the bond offering, and a sinking fund reserve not to exceed $250,000.00, until the Note is paid in full. Lender acknowledges that Lender is aware of and consents to the establishment of the sinking fund reserve in the amount of $250,000.00. Borrower understands and agrees that bond proceeds may not be used for other projects until the Note is paid in full. In the event that the Prospectus pursuant to which the bonds are to be issued is inconsistent herewith, the Trustee shall give notice of same to Lender and Borrower and all payments and disbursement of bond proceeds to any person shall be withheld until such inconsistency is resolved by the parties or court of law having appropriate jurisdiction of same.
     4. Procedures upon Default. Notwithstanding any provisions to the contrary set forth or contained in (i) the Note, in (ii) the bonds, in (iii) the Trust Indenture, or in (iv) the mortgage, security agreement or other security instrument or document securing the payment of the indebtedness, in the event of a default

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by Borrower under any of the terms and provisions of the instruments or legal documents described above, at the election of either Lender or Trustee all of the indebtedness, both the Note and the bonds, shall become immediately due and payable in full. In the event of a default under either portion of the loan, the party holding such defaulted portion of the loan will give written notice to the other party within ten (10) days after learning of such event of default. If either Trustee or Lender elects to accelerate its portion of the loan as a result of any default, such party shall likewise give written notice to the other party of such election prior to taking any action thereon and, in such event, both Trustee and Lender agree to accelerate their respective portion of the loan on such election by either Trustee or Lender. In such event, all collection and foreclosure actions or proceedings shall be conducted jointly by Lender and Trustee. All legal fees, court costs and related expenses and all receipts from collection and foreclosure hereunder shall be shared proportionately between Lender and Trustee in the same proportion that the unpaid principal balance of each party's portion of the loan bears to the unpaid principal balance of the total loan; provided that, if the parties retain separate legal counsel to assist in collection or foreclosure or if a party retains legal counsel in addition to jointly-obtained counsel, then the party retaining such separate or additional legal counsel shall pay the fees and expenses thereof. In the event of a default under either portions of the loan, the Trustee and Lender hereto agree to work together in good faith in attempting to make joint decisions regarding such matters as collection attempts, foreclosure,

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selection of counsel, and maintenance and disposition of the collateral.  In the event of receipt of proceeds from the collateral, any such proceeds shall be divided between Lender and Trustee based upon the unpaid principal balance of each party' s portion of the loan bears to the unpaid principal balance of the total loan.
     5. Term. This Agreement shall continue until the earliest to occur of: (a) payment in full of the Note and transfer of Lender's interest in the collateral documents to Trustee; (b) a final, nonappealable judgement has been entered foreclosing the collateral documents and the sale of the collateral has been made and confirmed as required by law and the proceeds from such sale disbursed to Lender and Trustee according to the terms hereof; or (c) the mutual written agreement of the parties to terminate this Agreement.
     6. Enforcement. In any action brought to enforce or defend any of the provisions of this Agreement, the prevailing party or parties shall be entitled to recover its reasonable attorney's fees and expenses from any other party in addition to other relief awarded.
     7. Construction. This Agreement does not make any party the employee, agent, partner or legal representative of any other party for any purpose whatsoever. No party is granted any right or authority to assume or create any obligation or responsibility, express or implied, on behalf of or in the name of any other party.
     8. Limitation on Advances By Lender. Lender agrees that the total advances on its Note to Borrower shall not exceed $2,700,000.00. In the event that the total advances on the Note by

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Lender to Borrower for purposes of Borrower's Ruston, Louisiana project does exceed $2,700,000.00, then such advances made in excess of $2,700,000.00 shall be second in priority to the first lien securing the bonds and the first $2,700,000.00 advanced pursuant to the Note.
     9. Borrower's Indemnity. Borrower enters into this agreement hereby agreeing to the arrangement between Lender and Trustee set forth herein in all respects. Furthermore, Borrower does hereby agree to indemnify and hold harmless the Trustee of and from any loss, expense, damages, costs, attorney's fees or other liability incurred as a result of this agreement and the transactions contemplated hereby, and does hereby release Trustee from any liability or duty to inquire as to the validity of the Note owing to Lender, the proper use of the proceeds of the Note or the adequacy of funding documentation.
     IN WITNESS WHEREOF, the parties have executed this instrument effective the date first above written.
     DATED December 1, 1997.

                                    CHURCH LOANS & INVESTMENTS TRUST,
                                    a Real Estate Investment Trust

                                    BY: /S/KELLY ARCHER
                                       ------------------------------
                                        M. Kelly Archer, Manager of
                                        operations and Chief Financial
                                        Officer


                                    Colonial Trust Company, as Trustee
                                    for the benefit of the Bondholders
                                    of Senior Retirement Communities,
                                    Inc.

                                    By: /S/SUSAN D CARLISLE
                                       --------------------------------
                                         Susan D. Carlisle, Vice President

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                                    SENIOR RETIREMENT COMMUNITIES, INC.

                                    BY: /S/JOANNE M CALDWELL-BAYLES
                                       ---------------------------------
                                       JoAnne M. Caldwell-Bayles,
                                       President

The State of Texas    )
                      )
County of Potter      )

This instrument was acknowledged before me on the 25 day of December, 1997 by M. Kelly Archer, Manager of Operations and Chief Financial Officer of Church Loans & Investments Trust.
                                        /S/CHARMONE BEDNARZ
                                        ----------------------------
                                        Notary Public, State of Texas

The State of Arizona   )                    CHARMONE BEDNARZ
                                              Notary Public,
County of Maricopa     )                      STATE OF TEXAS
                                     My Commission Expires 4-14-2001

This instrument was acknowledged before me on the 19th day of December, 1997, by Susan D. Carlisle, Vice President of Colonial Trust Company, as Trustee for the benefit of the Bondholders of Senior Retirement Communities, Inc.

        OFFICIAL SEAL
      BAHIA OLIVER-MAYS                 /S/BAHIA OLIVER-MAYS
NOTARY PUBLIC - STATE OF ARIZONA        -----------------------------
       MARICOPA COUNTY                  Notary Public, State ot Arizona
   My Comm.  Explres 9-20-98


State of Louisiana     )
                       )
Parish of Lincoln      )

This instrument was acknowledged before me on the 1st day of December, 1997, by JoAnne M. Caldwell-Bayles, President of SENIOR RETIREMENT COMMUNITIES, INC.
                                          /S/J CLAY CARROLL
                                          --------------------------------
                                          Notary Public, State of Louisiana

                                          J. CLAY CARROLL, NOTARY PUBLIC
                                             JACKSON PARISH, LOUISIANA
                                             MY COMMISSION IS FOR LIFE

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                                  EXHIBIT "A"

                       TOWNSHIP 18 NORTH RANGE 2 WEST

SECTION 20 Starting at the NW corner of the NE 1/4 of NW 1/4 and run East for a distance of 660.00 feet, thence South to the North Right-of-Way of U.S. Highway No. 80 a distance of 1850.50 feet, thence along the North Right of Way of U.S. Highway No. 80 a distance of 257.04 feet to the POINT OF BEGINNING, thence
            North 00 degrees, 37 minutes, 40 Seconds West a distance of
            200.01 feet; Thence South 83 Degrees, 16 Minutes, 18 Seconds East, a distance of 150.00 feet; Thence North 00 Degrees, 37 Minutes, 40 Seconds West a distance of 532.00 feet; Thence North 83 Degrees, 16 Minutes, 18 Seconds, West a distance of 451.24 feet; Thence South 00 Degrees, 37 Minutes, 40 Seconds, East, a distance 532.00 feet; Thence South 83 Degrees, 16 Minutes, 18 Seconds, East a distance of 150.00 feet; Thence South 00 Degrees 37 Minutes, 40 Seconds East a distance of 200.01 feet to the North Right-of-Way Of U.S. Highway 80; Thence South 83 Degrees, 16 Minutes, 18 Seconds, East a distance of 151.04 feet to the POINT OF BEGINNING, containing 6.2 acres more or less.



                                     Exhibit A

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